EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated September 2, 2009, except for paragraph 3 of Note 1, as to which the date is January 19, 2010, with respect to the consolidated financial statements of Vanguard Health Systems, Inc. in the Registration Statement (Form S-4) and the related Prospectus of Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. for the registration of $950,000,000 of 8% Senior Notes due 2018.
/s/ Ernst & Young LLP
Nashville, Tennessee
February 25, 2010